Vicor's Board of Directors Approves Cash Dividend

ANDOVER, MA -- 06/26/2006 -- Vicor Corporation (NASDAQ: VICR) today announced that its Board of Directors has approved a cash dividend of $.15 per share of the Company's stock.

The dividend is payable on August 7, 2006 to shareholders of record at the close of business on July 17, 2006.

Dividends are declared at the discretion of the Company's Board of Directors and depend on actual cash from operations, the Company's financial condition and capital requirements and any other factors the Company's Board of Directors may consider relevant.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets. For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Mark A. Glazer
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439